Exhibit 10.1

GT SOLAR INTERNATIONAL, INC.

MANAGEMENT INCENTIVE PROGRAM

FY 2011

GT SOLAR INTERNATIONAL, INC.

MANAGEMENT INCENTIVE PROGRAM

FY 2011

1.     FISCAL YEAR 2011

The FY 2011 Management Incentive Program (the “Program”) of GT Solar International, Inc. (the “Company”) shall commence on April 4, 2010 and continue through and including April 2, 2011 (“FY 2011”).

2.     ADMINISTRATION

The Program shall be administered by the Executive Management (“Management”) of the Company. Subject to the provisions of the Program as set forth herein, Management may establish from time to time such regulations, provisions, procedures and conditions of the Program which, in its opinion, may be necessary or advisable in the administration of the Program.  All determinations of Management under this Program shall be final and binding.  No member of Management, the Company’s Board of Directors, or any employee of the Company or any subsidiary shall be liable for any action or determination made with respect to the administration of the Program, eligibility under the Program, the bonuses awarded under the Program or the payment of such bonuses under the Program.

3.     ELIGIBILITY

Management shall determine, in its sole discretion, any and all employees of the Company or any subsidiary that will be eligible to participate in the Program (each, a “Participant”; collectively, the “Participants”).  Participants will be eligible to participate in the Program only upon receipt of notification by the Company, such notification to be in the form determined by Management in its sole discretion (a “Participant Notification”).  Each Participant Notification shall be subject to the terms and conditions of the Program and may contain additional terms and conditions as determined by Management in its discretion (which may vary from Participant to Participant).  Unless otherwise specified in such Participant Notification, the date on which Participant is deemed to be a participant in the Program (the “Participation Date”) shall be April 4, 2010, unless the Participant started employment with the Company after such date, in which case the Participation Date shall be deemed the date on which the individual started employment with the Company during FY 2011.

As soon as reasonably practicable after the Participation Date and from time to time thereafter, the Participant shall be informed in writing of certain goals and objectives (“MBO Goals”) to be achieved by Participant over the course of FY 2011, such MBO Goals to be determined in accordance with Section 5(B)(iii) below.  Such goals and objectives may vary among Participants.

4.     Plan Performance Components

A.            Incentive Operating Income

“Incentive Operating Income” for FY 2011 means, on a consolidated basis, income (loss) from operations for such period as reported in the Company’s Form 10-K for the fiscal year ending April 2, 2011, adjusted to exclude the effect of (a) stock compensation expense, (b) any costs of persons other than the Company, its officers and directors, which the Company has incurred under the GT Solar Holdings LLC Limited Liability Company Agreement and (c) any extraordinary income (e.g., proceeds from any legal action) or expenses in the reasonable determination of the Compensation Committee.

Incentive Operating Income for FY 2011 shall be derived from the audited consolidated financial statements of the Company and its subsidiaries covering such period, and shall be subject to the review and approval of the Compensation Committee, whose determination of such Incentive Operating Income calculation shall be final and binding.

For FY 2011, the Company’s target Incentive Operating Income shall be set forth in each Participant’s Participant Notification (the “Target Incentive Operating Income”).  Please note this figure is Company Confidential and not to be disclosed externally and failure to keep the Target Incentive Operating Income confidential may result in disciplinary action, up to and including termination of employment.

B.            Incentive Ending Cash Balance

“Incentive Ending Cash Balance” for the incentive plan year means “cash and cash equivalents” as reported in the Company’s Form 10-K for the fiscal year ending April 2, 2011, (a) reduced by any portion of accounts payable or accrued expenses attributable to the negotiation of any revised terms with suppliers resulting in additional operating charges. (i.e. If normal payment terms are 45 days and actual accounts payable is at 90 days, a reduction of half of the accounts payable balance from the Ending Cash Balance shall apply); (b) increased by the amount of any costs paid by the Company during fiscal 2011 on behalf of persons other than the Company, its officers and directors under the GT Solar Holdings LLC Limited Liability Company Agreement and (c) any extraordinary cash flows in the reasonable determination of the Compensation Committee.

For fiscal year 2011, the Company’s target Incentive Ending Cash Balance shall be set forth in each Participant’s Participant Notification (the “Target Incentive Ending Cash Balance”).  Please note this figure is Company Confidential and not to be disclosed externally and failure to keep the Target Incentive Ending Cash Balance confidential may result in disciplinary action, up to and including termination of employment.

C.            MBO Goals

“MBO Goals” for FY 2011 refers to the goals for each Participant in their respective job function.

5.     BONUS PAYMENTS

A.            Determination Date

The amount, if any, payable to each Participant under the Program (the “Bonus Payment”) shall be determined by Management after the conclusion of FY 2011 following the completion of the audit of the Company’s financial statements by its independent accountants (the “Determination Date”).  Bonus Payments shall be disbursed following conclusion of the FY 2011 plan year and as soon as administratively practicable after the Determination Date or on such earlier date as Management may determine in its sole discretion.  All amounts earned under the Program reflect gross dollar amounts and are, therefore, subject to applicable withholding and taxation.

B.            Bonus Calculation

Each Participant’s Bonus Payment, if any, shall be determined in the following manner:

(i)            Target Bonus

The Participant Notification for each Participant will specify such Participant’s “Target Bonus” (which will be based upon a percentage of Participant’s base salary as of the last day of the plan year).  Partial year participation due to (i) an employment start date with the Company or a subsidiary during the plan year or (ii) becoming a Participant during the plan year as a result of a job reclassification or other change in employment status, shall result in a corresponding adjustment to target bonus eligibility on a pro-rated basis determined in accordance with the number of days during fiscal year 2011 for which the Participant was eligible to participate in the Program.  In the event that a Participant was, during the plan year, eligible to participate in the Program, but due to a job reclassification or other change in employment status, is not eligible to participate in the Program at the end of the plan year, but remains employed by the Company or a subsidiary at April 2, 2011, such Participant’s target bonus eligibility shall, in Management’s sole discretion, be adjusted on a pro-rated basis determined in accordance with the number of days during fiscal year 2011 for which the Participant was eligible to participate in the Program (provided, however, Management may determine that such former Participant is not entitled to any payment hereunder).

(ii)           Calculation of Bonus Payment

Each Participant’s Bonus Payment shall equal the sum of the (i) financial performance component based on Incentive Operating Income (weighted 50%), (ii)  financial performance component based on Incentive Ending Cash Balance (weighted 25%), and (iii) a personal performance target based on MBO component (weighted 25%).  Each of these calculations will be independent of the other; provided that no Bonus Payment will be paid if the Company achieves Incentive Operating Income or Incentive Ending Cash Balance that is less than 50% of Target Incentive Operating Income or Target Incentive Ending Cash Balance.

The portion of the Bonus Payment that is based on achievement of Incentive Operating Income and Incentive Ending Cash Balance will be calculated as follows: the applicable payment increases linearly so that the Participant will receive a 0% payment if the Company achieved 85% or less of target; a 100% payment if the Company achieved 100% of target; and a 200% payment if the Company achieved 110% or more of target.  Management reserves the right to adjust the formula for unplanned, Board or Management, approved events.  The portion of the Bonus Payment that is based on the achievement of individual MBOs will be determined based on the Management’s assessment of each Participant’s performance as compared to their MBOs.  In no event shall a Participant’s Bonus Payment, which shall include the amounts payable as a result of (i) financial performance component of such bonus based on Incentive Operating Income, (ii) financial performance component of such bonus based on Incentive Ending Cash Balance and (iii) the Participant’s performance as compared to their MBOs, exceed 200% of such Participant’s target bonus opportunity without the approval of Management.

(iii)         MBO Process

In order to ensure close alignment with the earned MBO bonus and each Participant’s goal attainment, Management, in consultation with the CEO, shall retain discretionary authority to determine the MBO bonus based upon an evaluation of each Participant’s performance and contribution during FY 2011.

Management shall determine the MBO Goals applicable to each Participant as follows: Such Participant shall submit to their direct manager an initial proposal for such Participant’s MBO Goals for FY 2011.  Management shall review such proposal, and at Management’s sole discretion, shall discuss such proposal with such Participant and/or modify such proposal.  The MBO Goals shall be determined by Management in its sole discretion.  Although the goal setting process and actual MBO goals may vary from one Participant to the next, the following is intended to provide general guidance regarding the competencies that may be considered in determining a Participant’s MBO Goals:

1.                                       Achieving corporate, functional, departmental goals and objectives specified for FY 2011.

2.                                       Delivering highly effective management of operations through leadership of teams, timely communication and the deployment of business processes and systems that anticipate and prepare the organization for growth.

3.                                       Contributing to an organizational culture where people can grow and contribute.  Actively supporting a culture that values safety, operational excellence, initiative, innovation, teamwork and quality in everything we do.

4.                                       Working as a productive and vital member of the management team.  Building productive collaborative relationships with peers to meet organizational challenges together as a team.  Being responsive to the needs of other team members and cultivating a service mentality internally within the line of authority.

Management shall evaluate the level of achievement against such Participant’s MBO goals at its sole discretion and using such criteria as it deems appropriate for each Participant in its sole discretion.

C.            Pro-rata Bonus Payments

In the event that the Participant is not eligible to participate in the Program for a full plan year, such Participant shall be eligible for a pro-rated Bonus Payment calculated in accordance with Section 5.B(i) above.  Unless otherwise provided in a written agreement between the Company and Participant and notwithstanding any term or provision in the Program documents, no Participant shall be entitled to receive a Bonus Payment if, prior to April 2, 2011, such Participant’s employment with the Company or a subsidiary is terminated for any reason.

6.     AUTHORITY

The Management shall have final authority to make all determinations specified in or permitted or deemed necessary or appropriate in its sole discretion under the Program.

7.             MISCELLANEOUS

A.    Assignment and Transfer

No Bonus Payment or any rights or interests therein shall be assignable or transferable by a Participant.

B.    No Guarantee of Employment / No Equity Rights

Nothing contained in the Program shall be construed to create or imply a guarantee of employment for any period of time.  Unless otherwise provided in a written agreement between Participant and the Company, employment with the Company is considered to be at-will and may be terminated at any time by Participant or the Company.

C.    Withholding

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which Management, in its sole discretion, deems necessary to be withheld or remitted to comply with the Internal Revenue Code of 1986, as amended, and/or any other applicable law, rule or regulation with respect to any Bonus Payment. Subject to applicable law, each Participant agrees that the Company may satisfy withholding obligations from any source of funds available to the Company and otherwise payable to Participant, including salary payments.

D.    Governing Law

All questions pertaining to the validity, construction and administration of the Program and any Participant’s Participant Notification shall be determined in accordance with the laws of the State of New Hampshire.

E.     Amendment and Termination of Program

Management shall have the right in its sole discretion to amend the Program at any time and from time to time; provided that no such amendment shall materially and adversely affect the rights of any Participant without the consent of such Participant.

F.     Additional Terms

Exhibit A attached hereto contains additional terms and conditions related to the Program which are incorporated by reference herein in their entirety.

G.    Severability

The invalidity or unenforceability of any provisions of the Program in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of the Program in such jurisdiction or the validity, legality or enforceability of any provision of the Program in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

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EXHIBIT A

GT SOLAR INTERNATIONAL, INC.

ADDITIONAL TERMS AND CONDITIONS TO THE
MANAGEMENT INCENTIVE PROGRAM

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the FY 2011 Management Incentive Program (the “Program”).

1.             Right to Participate.  The Company hereby grants to Participant the right to participate in the Program pursuant to the terms and conditions thereto.

2.             Participant Acknowledgment.  Attached hereto is a copy of the Program that has been delivered to the Participant with these Additional Terms and Conditions.  Participant shall be bound by all terms and provisions hereof and thereof.

3.             Incentive Operating Income.  For FY 2011, the Incentive Operating Income for purposes of determining Participant’s Bonus Payment, if any, is [$           ]

4.             Incentive Ending Cash Balance.  For FY 2011, the Incentive Ending Cash Balance for purposes of determining Participant’s Bonus Payment, if any, is [$           ]

5.             Individual Goal Achievement.  The Bonus Payment, if any, will be subject, in part, to Participant achieving certain individual performance goals.  The criteria used in assessing individual performance, the weight to be assigned such criteria shall be determined by Management in its sole discretion.  The Bonus Payment, if any, will be calculated in accordance with the Program

6.             Binding Effect.  This Notice shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

7.             Complete Agreement.  These Additional Terms and Conditions, those documents expressly referred to herein, including the Program, and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

8.             Future Incentive Bonus Plans.  The Company may in the future adopt one or more incentive plans or programs, with regard to which the Committee shall retain the exclusive right in its sole discretion to determine the applicable terms and to identify the persons eligible to participate.  Nothing in this Notice shall be understood to grant or guarantee Participant a right to participate in any such plan or program.

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